Exhibit 5.1
September 3, 2008

Zynex, Inc.
8022 South Park Circle, Suite 100
Littleton, CO  80120

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 312,500 shares (the “Registrable Shares”) of Common Stock, $0.001 par value (the “Common Stock”), of Zynex, Inc., a Nevada corporation (the “Company”) issuable upon the exercise of common stock purchase options granted as of April 11, 2005 to The Wall Street Group, Inc. (the “Options”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Registrable Shares under Nevada corporate law.

We understand that the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; and (v) the accuracy, completeness and authenticity of certificates of public officials.

The opinions expressed below are limited to matters governed by Nevada corporate law.

Based on the foregoing, we are of the opinion that the Registrable Shares have been duly authorized, and when issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Options, and the Company has received the consideration therefor in accordance with the terms of the Options, the Registrable Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.  The foregoing, however, shall not constitute an admission to our being experts within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP
Holland & Hart LLP